Exhibit 99.1
Eastern Bankshares, Inc. Reports First Quarter 2022 Financial Results
Company Declares Quarterly Cash Dividend

BOSTON, April 28, 2022 (BUSINESS WIRE) — Eastern Bankshares, Inc. (the “Company,” or together with its affiliates and subsidiaries, “Eastern”) (NASDAQ Global Select Market: EBC), the stock holding company of Eastern Bank, today announced its 2022 first quarter financial results and the declaration of a quarterly cash dividend. Net income for the first quarter of 2022 was $51.5 million, or $0.30 per diluted share, compared to net income of $35.1 million, or $0.20 per diluted share, reported for the fourth quarter of 2021. Operating net income* for the first quarter of 2022 was $55.1 million, or $0.32 per diluted share, compared to $44.9 million, or $0.26 per diluted share, reported for the prior quarter.

“Our first quarter results were strong as we began to realize the benefits of the investments we’ve made to grow our business and solidify our position as the leading community bank in Greater Boston,” said Bob Rivers, Chief Executive Officer and Chair of the Board of Eastern Bankshares, Inc. and Eastern Bank. “We remain focused on delivering on our strategic priorities, which include developing new ways to deliver our offerings and services to customers, expanding our role as an employer of choice, and contributing positively to our local community while delivering greater value to our shareholders. Our operating earnings in the first quarter were 23% higher than the same period a year ago, and we believe we are well positioned to benefit from higher interest rates in the quarters ahead.”

HIGHLIGHTS FOR THE FIRST QUARTER OF 2022

•Operating net income* of $55.1 million for the first quarter of 2022 is 23% higher than the prior quarter and 18% higher than the prior year quarter.
•Loan growth excluding Paycheck Protection Program (“PPP”) loans was 3.1% on an annualized basis. Commercial loan growth excluding PPP loans was 4.4% on an annualized basis.
•The Company adopted Accounting Standards Update (“ASU”) 2016-13 (defined below) which included the current expected credit losses methodology ("CECL") as of January 1, 2022 and recorded a net decrease to retained earnings of $20.1 million in connection with such adoption. The Company recorded a $0.5 million release of allowance for loan losses for the first quarter.
•The Company repurchased 2,866,621 shares of its common stock during the first quarter of 2022 at a weighted average price of $21.12 excluding commissions, for an aggregate purchase price of $60.5 million.
•Subsequent to quarter end, on April 1, 2022, the Company completed the previously announced transfer of its cannabis banking and money service business to Needham Bank, marking the last Century Bancorp, Inc. (“Century”) integration milestone.

BALANCE SHEET

Total assets were $22.8 billion at March 31, 2022, representing a decrease of $676.1 million, or 3%, from December 31, 2021.

•Total securities decreased $198.5 million, or 2%, from the prior quarter, to $8.3 billion, due to a decline in the market value of available for sale securities, investment sales and paydowns partially offset by reinvestment. Cash and equivalents declined $401.3 million from the prior quarter to $830.5 million.
•Total loans were $12.2 billion, representing a decrease of $99.3 million, or 1%, from the prior quarter. The decrease was driven by PPP loan paydowns of $190.2 million, partially offset by loan growth excluding PPP loans of $90.9 million, or 3.1% on an annualized basis.
•Deposits totaled $19.4 billion, representing a decrease of $235.5 million, or 1%, from the prior quarter.
•Shareholders’ equity was $3.0 billion, representing a decrease of $398.0 million from the prior quarter. The decrease was driven primarily by a decline in the market value of the available for sale investment portfolio which drove a decrease in accumulated other comprehensive income of $356.0 million. Additional paid-in capital decreased $57.6 million in the first quarter associated primarily with the Company’s share repurchase activity. Retained earnings increased $14.3 million as net income was partially offset by a $20.1 million reduction related to the adoption of CECL and quarterly dividends. Please refer to the Asset Quality section of this press release for additional information on CECL and Appendix E to this press release for a roll forward of tangible shareholders’ equity*.
•At March 31, 2022, book value per share was $16.40 and tangible book value per share* was $12.83.

NET INTEREST INCOME

Net interest income was $128.1 million for the first quarter, compared to $122.4 million in the prior quarter, representing an increase of $5.7 million from the prior quarter.

•The increase in net interest income on a consecutive quarter basis was primarily due to an increase in average earning assets of $2.4 billion, a result of the full quarter impact of the Century merger. This was partially offset by a decline in the net interest margin.
•Included in net interest income was $5.8 million and $10.8 million of PPP fee accretion net of deferred cost amortization in the first quarter and prior quarter, respectively. During the first quarter of 2022, $190.2 million in PPP loans were forgiven by the U.S. Small Business Administration or otherwise paid down compared to $276.3 million in the prior quarter.
•The net interest margin on a fully tax equivalent (“FTE”) basis* was 2.42% for the first quarter, representing a 12 basis point decrease from the prior quarter. The prior quarter’s net interest margin benefited from higher PPP fee accretion compared to the first quarter.

NONINTEREST INCOME

Noninterest income was $46.4 million for the first quarter, compared to $49.0 million for the prior quarter, representing a decrease of $2.6 million. Noninterest income on an operating basis* was $53.3 million for the first quarter, compared to $44.5 million for the prior quarter, an increase of $8.8 million.
•Insurance commissions increased $7.8 million to $28.7 million in the first quarter, compared to $20.9 million in the prior quarter, driven by seasonality. Compared to the prior year quarter, insurance commissions increased $0.6 million, or 2%.
•Service charges on deposit accounts increased $1.3 million to $8.5 million in the first quarter, primarily due to higher account analysis fees.
•Trust and investment advisory fees decreased $0.4 million on a consecutive quarter basis to $6.1 million.
•Loan-level interest rate swap income was $2.9 million in the first quarter, compared to $0.5 million in the prior quarter, representing an increase of $2.4 million. The increase was driven by a $2.0 million increase in the fair value of such interest rate swap transactions and a $0.4 million increase in cash income due to higher swap transaction volume.
•Losses from investments held in rabbi trust accounts were $4.4 million in the first quarter compared to gains of $4.4 million in the prior quarter, representing a decrease of $8.9 million due to weaker investment performance in the period as compared to the prior quarter.
•Realized losses on available for sale securities totaled $2.2 million in the first quarter compared to no gain or loss in the prior quarter.
•Other noninterest income decreased $2.0 million in the first quarter, due primarily to decreased income on bank owned life insurance policies.

Please refer to Appendix B to this press release for a reconciliation of operating revenues and expenses*.

NONINTEREST EXPENSE

Noninterest expense was $108.9 million for the first quarter, compared to $143.6 million in the prior quarter, representing a decrease of $34.7 million. The decrease was primarily driven by a reduction in merger and acquisition costs of $30.7 million related to the merger with Century. Noninterest expense on an operating basis* for the first quarter was $110.9 million, compared to $110.3 million in the prior quarter, an increase of $0.6 million.

•Salaries and employee benefits expense was $69.5 million in the first quarter, representing a decrease of $26.8 million from the prior quarter, primarily due to a reduction in costs incurred in the prior quarter related to the Century merger as well as a decrease in benefits expense attributable to the lower market value of investments held in rabbi trust accounts associated with the Company’s defined contribution supplemental executive retirement plan.
•Office occupancy and equipment expense was $11.6 million in the first quarter, a decrease of $4.6 million from the prior quarter, primarily due to a reduction in expenses associated with the Century merger.
•Professional services expense was $4.7 million in the first quarter, a decrease of $5.2 million from the prior quarter, primarily due to a reduction in expenses associated with the Century merger.

Please refer to Appendix B to this press release for a reconciliation of operating revenues and expenses*.

ASSET QUALITY

The Company adopted ASU 2016-13, Financial Instruments-Credit Losses on Financial Instruments and relevant amendments (Topic 326) (“ASU 2016-13”) on January 1, 2022, which replaced the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit losses methodology or CECL. Upon the January 1, 2022 adoption of CECL, the allowance for loan losses increased $27.1 million, and the reserve for unfunded commitments increased $1.0 million for a combined increase of $28.1 million for the allowance for credit losses. There was no material impact to other in-scope assets. The after-tax decrease to retained earnings of $20.1 million, or $0.11 per share, was recognized as a reduction to retained earnings and represented the cumulative effective adjustment from a change in accounting policies.

The allowance for loan losses was $124.2 million at March 31, 2022, or 1.02% of total loans, compared to $97.8 million or 0.80% of total loans at December 31, 2021. The increase in the reserve ratio was primarily due to the additional reserves required under CECL for loans acquired from Century which were recorded at fair value at the time of acquisition. Under CECL, the credit mark that is part of the day one fair value adjustment on acquired loans cannot be considered in the allowance computation, whereas, under the incurred loss model, the credit mark could be considered. The Company released loan loss reserves totaling $0.5 million in the first quarter, compared to a release of $4.3 million in the prior quarter.

Non-performing loans totaled $33.8 million at March 31, 2022 compared to $35.0 million at the end of the prior quarter. During the first quarter of 2022, the Company recorded total net charge-offs of $0.2 million, or 0.01% of average total loans on an annualized basis, compared to $1.3 million and 0.05% in the prior quarter, respectively.

At March 31, 2022, approximately $49.0 million in COVID-19 modified loans remained under modified payment terms, down from $106.7 million at December 31, 2021. The commercial real estate portfolio contained $39.4 million of the remaining COVID-19 modifications at period end, all of which were in the hotel segment.

DIVIDENDS AND SHARE REPURCHASES

The Company’s Board of Directors has declared a quarterly cash dividend of $0.10 per common share. The dividend will be payable on June 15, 2022, to shareholders of record as of the close of business on June 3, 2022.

The Company repurchased 2,866,621 shares of its common stock during the first quarter of 2022 at a weighted average price of $21.12 excluding commissions, for an aggregate purchase price of $60.5 million. Through March 31, 2022, the Company had repurchased 4,002,499 shares of its common stock in total under the Company’s current repurchase authorization at a weighted average price of $20.92 excluding commissions, for an aggregate purchase price of $83.7 million. At March 31, 2022, there were 5,335,401 shares available for repurchase and $141.3 million in total market value remaining under the Company’s current repurchase authorization, which expires on November 30, 2022 and is limited to $225.0 million in total market value.

CONFERENCE CALL INFORMATION

A conference call and webcast covering Eastern’s first quarter 2022 earnings will be held on Friday, April 29, 2022 at 9:00 a.m. Eastern Time. To join by telephone, participants can call the toll-free dial-in number (833) 233-4460 from within the U.S. or (647) 689-4543 if outside the U.S. and reference conference ID 5295184. The conference call will be simultaneously webcast. Participants may join the webcast on the Company’s Investor Relations website at investor.easternbank.com. A replay of the webcast will be made available on demand on this site.

ABOUT EASTERN BANKSHARES, INC.

Eastern Bankshares, Inc. is the stock holding company for Eastern Bank. Founded in 1818, Boston-based Eastern Bank has more than 120 locations serving communities in eastern Massachusetts, southern and coastal New Hampshire, and Rhode Island. As of March 31, 2022, Eastern Bank had approximately $23 billion in total assets. Eastern provides banking, investment and insurance products and services for consumers and businesses of all sizes, including through its Eastern Wealth Management division and its Eastern Insurance Group LLC subsidiary. Eastern takes pride in its outspoken advocacy and community support that includes $240 million in charitable giving since 1994. An inclusive company, Eastern employs approximately 2,100 deeply committed professionals who value relationships with their customers, colleagues, and communities. For investor information, visit investor.easternbank.com.

CONTACT

Investor Contact

Jillian Belliveau
Eastern Bankshares, Inc.
InvestorRelations@easternbank.com
781-598-7920

Media Contact

Andrea Goodman
Eastern Bank
a.goodman@easternbank.com
781-598-7847

NON-GAAP FINANCIAL MEASURES

*Denotes a non-GAAP financial measure used in this press release.

A non-GAAP financial measure is defined as a numerical measure of the Company’s historical or future financial performance, financial position or cash flows that excludes (or includes) amounts, or is subject to adjustments that have the effect of excluding (or including) amounts that are included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States (“GAAP”) in the Company’s statement of income, balance sheet or statement of cash flows (or equivalent statements).

The Company presents non-GAAP financial measures, which management uses to evaluate the Company’s performance, and which exclude the effects of certain transactions that management believes are unrelated to its core business and are therefore not necessarily indicative of its current performance or financial position. Management believes excluding these items facilitates greater visibility for investors into the Company’s core businesses as well as underlying trends that may, to some extent, be obscured by inclusion of such items in the corresponding GAAP financial measures.

There are items in the Company’s financial statements that impact its financial results, but which management believes are unrelated to the Company’s core business. Accordingly, the Company presents noninterest income on an operating basis, total operating revenue, noninterest expense on an operating basis, operating net income, operating earnings per share, operating return on average assets, operating return on average shareholders’ equity, the operating efficiency ratio, and the ratio of noninterest income to total revenue on an operating basis. Each of these figures excludes the impact of such applicable items because management believes such exclusion can provide greater visibility into the Company’s core business and underlying trends. Such items that management does not consider to be core to the Company’s business include (i) income and expenses from investments held in rabbi trusts, (ii) gains and losses on sales of securities available for sale, net, (iii) gains and losses on the sale of other assets, (iv) rabbi trust employee benefits, (v) impairment charges on tax credit investments and associated tax credit benefits, (vi) expenses indirectly associated with the Company’s initial public offering (“IPO”), (vii) other real estate owned (“OREO”) gains, (viii) merger and acquisition expenses, (ix) the stock donation to the Eastern Bank Foundation (“EBF”) in connection with the Company’s mutual-to-stock conversion and IPO, and (x) settlement of putative consumer class action litigation matters related to overdraft and non-sufficient funds fees, and associated settlement expenses. The Company does not provide an outlook for its total noninterest income and total noninterest expense because each contains income or expense components, as applicable, such as income associated with rabbi trust accounts and rabbi trust employee benefit expense, which are market-driven, and over which the Company cannot exercise control. Accordingly, reconciliations of the Company’s outlook for its noninterest income on an operating basis and its noninterest expense on an operating basis to an outlook for total noninterest income and total noninterest expense, respectively, cannot be made available without unreasonable effort.

Management presents certain asset quality metrics excluding PPP loans which it does not consider to be part of the Company’s core portfolio. These metrics include the ratio of total nonperforming loans to total loans excluding PPP loans, the ratio of the allowance for loan losses to total loans excluding PPP loans, and the ratio of annualized net charge-offs to average total loans excluding PPP loans. The Company anticipates that the vast majority of its PPP loans outstanding at March 31, 2022 will be forgiven, and to the extent not forgiven, a PPP loan is intended to be 100% guaranteed by the SBA.

Management also presents tangible assets, tangible shareholders’ equity, tangible book value per share, and the ratio of tangible shareholders’ equity to tangible assets, each of which excludes the impact of goodwill and other intangible assets, as management believes these financial measures provide investors with the ability to further assess the Company’s performance, identify trends in its core business and provide a comparison of its capital adequacy to other companies. The Company included the tangible ratios because management believes that investors may find it useful to have access to the same analytical tools used by management to assess performance and identify trends.

These non-GAAP financial measures presented in this press release should not be considered an alternative or substitute for financial results or measures determined in accordance with GAAP or as an indication of the Company’s cash flows from operating activities, a measure of its liquidity position or an indication of funds available for its cash needs. An item which management considers to be non-core and excludes when computing these non-GAAP measures can be of substantial importance to the Company’s results for any particular period. In addition, management’s methodology for calculating non-GAAP financial measures may differ from the methodologies employed by other banking companies to calculate the same or similar performance measures, and accordingly, the Company’s reported non-GAAP financial measures may not be comparable to the same or similar performance measures reported by other banking companies. Please refer to Appendices A-E for reconciliations of the Company's GAAP financial measures to the non-GAAP financial measures in this press release.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. You can identify these statements from the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Forward-looking statements, by their nature, are subject to risks and uncertainties. There are many factors that could cause actual results to differ materially from expected results described in the forward-looking statements.

Certain factors that could cause actual results to differ materially from expected results include developments in the Company’s market relating to the COVID-19 pandemic, including the severity and duration of the associated economic slowdown; adverse developments in the level and direction of loan delinquencies and charge-offs and changes in estimates of the adequacy of the allowance for loan losses; increased competitive pressures; changes in the interest rate environment; risks that revenue or expense synergies or the other expected benefits of the Company’s merger with Century (“Transaction”) may not fully materialize for the Company in the timeframe expected or at all, or may be more costly to achieve; risks that the Company is unable to successfully implement integration strategies for the transaction; reputational risks and the reaction of customers to the Transaction; and diversion of management time on Transaction-related issues; as well as general economic conditions or conditions within the securities markets; and legislative and regulatory changes and related compliance costs that could adversely affect the business in which the Company and its subsidiary Eastern Bank are engaged, including inflation, interest rates, interest rate sensitivity and liquidity, including the effect of, and changes in, monetary and fiscal policies and laws, such as the interest rate policies of the Board of Governors of the Federal Reserve System; market and monetary fluctuations, including fluctuations due to actual or anticipated changes to federal tax laws; credit quality, including adverse developments in local or regional real estate markets that decrease collateral values associated with existing loans; and the failure of the Company to execute all of its planned share repurchases. For further discussion of such factors, please see the Company’s most recent Annual Report on Form 10-K and subsequent filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available on the SEC’s website at www.sec.gov.

Further, given the ongoing and dynamic nature of the COVID-19 pandemic, it is difficult to predict what continued effects the COVID-19 pandemic will have on the Company's business and results of operations. The COVID-19 pandemic and the related local and national economic disruption may result in a continued decline in demand for the Company's products and services; increased levels of loan delinquencies, problem assets and foreclosures; an increase in the Company's allowance for loan losses; a decline in the value of loan collateral, including real estate; reduced demand for office space in the Company’s markets due to remote and/or hybrid work arrangements; a greater decline in the yield on the Company's interest-earning assets than the decline in the cost of the Company's interest-bearing liabilities; and increased cybersecurity risks, as employees continue to work remotely. You should not place undue reliance on forward-looking statements, which reflect the Company's expectations only as of the date of this press release. The Company does not undertake any obligation to update forward-looking statements.

EASTERN BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS

Certain information in this press release is presented as reviewed by the Company’s management and includes information derived from the Company’s Consolidated Statements of Income, non-GAAP financial measures, and operational and performance metrics. For information on non-GAAP financial measures, please see the section titled "Non-GAAP Financial Measures."

	As of and for the three months ended
(Unaudited, dollars in thousands, except per share amounts)	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021

Earnings data
Net interest income	$128,124	$122,437	$102,691	$104,608	$100,091
Noninterest income	46,415	49,001	43,209	45,733	55,212
Total revenue	174,539	171,438	145,900	150,341	155,303
Noninterest expense	108,866	143,602	98,970	107,335	94,049
Pre-tax, pre-provision income	65,673	27,836	46,930	43,006	61,254
Release of allowance for loan losses	(485)	(4,318)	(1,488)	(3,300)	(580)
Pre-tax income	66,158	32,154	48,418	46,306	61,834
Net income	51,516	35,087	37,106	34,809	47,663
Operating net income (non-GAAP)	55,107	44,860	37,391	37,097	46,537

Per-share data
Earnings per share, basic	$0.30	$0.20	$0.22	$0.20	$0.28
Earnings per share, diluted	$0.30	$0.20	$0.22	$0.20	$0.28
Operating earnings per share, basic (non-GAAP)	$0.32	$0.26	$0.22	$0.22	$0.27
Operating earnings per share, diluted (non-GAAP)	$0.32	$0.26	$0.22	$0.22	$0.27
Book value per share	$16.40	$18.28	$18.36	$18.37	$18.14
Tangible book value per share (non-GAAP)	$12.83	$14.80	$16.33	$16.33	$16.12

Profitability
Return on average assets (1)	0.90%	0.67%	0.84%	0.83%	1.19%
Operating return on average assets (non-GAAP) (1)	0.96%	0.86%	0.86%	0.89%	1.15%
Return on average shareholders' equity ("ROE") (1)	6.38%	4.07%	4.27%	4.10%	5.66%
Operating ROE (non-GAAP) (1)	6.82%	5.19%	4.30%	4.36%	5.53%
Net interest margin (FTE) (1)	2.42%	2.54%	2.53%	2.69%	2.71%
Cost of deposits (1)	0.07%	0.06%	0.02%	0.03%	0.03%
Fee income ratio	26.59%	28.58%	29.62%	30.42%	35.55%
Efficiency ratio	62.37%	83.76%	67.83%	71.39%	60.56%
Operating efficiency ratio (non-GAAP)	60.39%	65.21%	66.14%	67.78%	60.22%

Balance Sheet (end of period)
Total assets	$22,836,072	$23,512,128	$17,461,223	$17,047,453	$16,726,795
Total loans	12,182,203	12,281,510	9,504,562	9,621,075	9,916,475
Total deposits	19,392,816	19,628,311	13,649,964	13,250,433	12,980,875
Total loans / total deposits	63%	63%	70%	73%	76%
PPP loans	$141,166	$331,385	$533,965	$825,784	$1,238,053

Asset quality
Allowance for loan losses ("ALLL") (2)	$124,166	$97,787	$103,398	$105,637	$111,080
ALLL / total nonperforming loans ("NPLs")	367.13%	279.53%	245.77%	253.74%	252.72%
Total NPLs / total loans	0.28%	0.29%	0.44%	0.43%	0.44%
Total NPLs / total loans (excl. PPP loans) (non-GAAP)	0.28%	0.29%	0.47%	0.47%	0.51%
Net charge-offs ("NCOs") / average total loans (1)	0.01%	0.05%	0.03%	0.09%	0.06%
NCOs / average total loans (excl. PPP loans) (non-GAAP) (1)	0.01%	0.05%	0.03%	0.10%	0.06%
Remaining COVID-19 loan modifications	$49,033	$106,657	$110,596	$149,805	$178,430

Capital adequacy
Shareholders' equity / assets	13.17%	14.49%	19.64%	20.12%	20.25%
Tangible shareholders' equity / tangible assets (non-GAAP)	10.61%	12.06%	17.85%	18.30%	18.42%

(1) Presented on an annualized basis.
(2) The Company adopted ASU 2016-13 on January 1, 2022 using the modified retrospective approach. Accordingly, at March 31, 2022, the allowance for loan losses was determined in accordance with ASC 326, “Financial Instruments-Credit Losses” and ASC 310, “Receivables,” as amended. At December 31, 2021, the allowance for loan losses was determined in accordance with ASC 450, “Contingencies” and ASC 310, “Receivables.”

EASTERN BANKSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of			Mar 31, 2022 change from
(Unaudited, dollars in thousands)	Mar 31, 2022	Dec 31, 2021	Mar 31, 2021	Dec 31, 2021		Mar 31, 2021
ASSETS				△ $	△ %	△ $	△ %
Cash and due from banks	$118,362	$144,634	$79,497	(26,272)	(18)%	38,865	49%
Short-term investments	712,132	1,087,158	1,780,835	(375,026)	(34)%	(1,068,703)	(60)%
Cash and cash equivalents	830,494	1,231,792	1,860,332	(401,298)	(33)%	(1,029,838)	(55)%
Available for sale ("AFS") securities	7,917,305	8,511,224	3,986,253	(593,919)	(7)%	3,931,052	99%
Held to maturity ("HTM") securities	395,434	—	—	395,434	—%	395,434	—%
Total securities	8,312,739	8,511,224	3,986,253	(198,485)	(2)%	4,326,486	109%
Loans held for sale	1,166	1,206	2,022	(40)	(3)%	(856)	(42)%
Loans:
Commercial and industrial	2,886,560	2,960,527	1,986,366	(73,967)	(2)%	900,194	45%
Commercial real estate	4,609,824	4,522,513	3,676,941	87,311	2%	932,883	25%
Commercial construction	246,093	222,328	249,416	23,765	11%	(3,323)	(1)%
Business banking	1,201,007	1,334,694	1,513,051	(133,687)	(10)%	(312,044)	(21)%
Total commercial loans	8,943,484	9,040,062	7,425,774	(96,578)	(1)%	1,517,710	20%
Residential real estate	1,936,182	1,926,810	1,406,510	9,372	—%	529,672	38%
Consumer home equity	1,099,211	1,100,153	832,466	(942)	—%	266,745	32%
Other consumer	203,326	214,485	251,725	(11,159)	(5)%	(48,399)	(19)%
Total loans	12,182,203	12,281,510	9,916,475	(99,307)	(1)%	2,265,728	23%
Allowance for loan losses	(124,166)	(97,787)	(111,080)	(26,379)	27%	(13,086)	12%
Unamortized prem./disc. and def. fees	(24,434)	(26,442)	(32,673)	2,008	(8)%	8,239	(25)%
Net loans	12,033,603	12,157,281	9,772,722	(123,678)	(1)%	2,260,881	23%
Federal Home Loan Bank stock, at cost	10,904	10,904	8,805	—	—%	2,099	24%
Premises and equipment	73,180	80,984	46,619	(7,804)	(10)%	26,561	57%
Bank-owned life insurance	157,954	157,091	79,110	863	1%	78,844	100%
Goodwill and other intangibles, net	654,759	649,703	376,002	5,056	1%	278,757	74%
Deferred income taxes, net	183,137	76,535	31,508	106,602	139%	151,629	481%
Prepaid expenses	188,704	179,330	150,453	9,374	5%	38,251	25%
Other assets	389,432	456,078	412,969	(66,646)	(15)%	(23,537)	(6)%
Total assets	22,836,072	23,512,128	16,726,795	(676,056)	(3)%	6,109,277	37%
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Demand	6,788,742	7,020,864	5,369,164	(232,122)	(3)%	1,419,578	26%
Interest checking accounts	4,662,134	4,478,566	2,482,731	183,568	4%	2,179,403	88%
Savings accounts	2,089,427	2,077,495	1,362,463	11,932	1%	726,964	53%
Money market investment	5,406,198	5,525,005	3,522,990	(118,807)	(2)%	1,883,208	53%
Certificates of deposit	446,315	526,381	243,527	(80,066)	(15)%	202,788	83%
Total deposits	19,392,816	19,628,311	12,980,875	(235,495)	(1)%	6,411,941	49%
Borrowed funds:
Federal Home Loan Bank advances	13,689	14,020	14,473	(331)	(2)%	(784)	(5)%
Escrow deposits of borrowers	21,233	20,258	14,878	975	5%	6,355	43%
Total borrowed funds	34,922	34,278	29,351	644	2%	5,571	19%
Other liabilities	399,942	443,187	329,524	(43,245)	(10)%	70,418	21%
Total liabilities	19,827,680	20,105,776	13,339,750	(278,096)	(1)%	6,487,930	49%
Shareholders' equity:
Common shares	1,834	1,863	1,868	(29)	(2)%	(34)	(2)%
Additional paid-in capital	1,777,670	1,835,241	1,854,895	(57,571)	(3)%	(77,225)	(4)%
Unallocated common shares held by the employee stock ownership plan ("ESOP")	(141,455)	(142,709)	(146,472)	1,254	(1)%	5,017	(3)%
Retained earnings	1,782,997	1,768,653	1,702,946	14,344	1%	80,051	5%
Accumulated other comprehensive income ("AOCI"), net of tax	(412,654)	(56,696)	(26,192)	(355,958)	628%	(386,462)	1475%
Total shareholders' equity	3,008,392	3,406,352	3,387,045	(397,960)	(12)%	(378,653)	(11)%
Total liabilities and shareholders' equity	22,836,072	23,512,128	16,726,795	(676,056)	(3)%	6,109,277	37%

EASTERN BANKSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

Certain previously reported amounts have been reclassified to conform to the current period’s presentation.

	Three months ended			Three months ended Mar 31, 2022 change from three months ended
(Unaudited, dollars in thousands, except share data)	Mar 31, 2022	Dec 31, 2021	Mar 31, 2021	Dec 31, 2021		Mar 31, 2021

Interest and dividend income:				△ $	△ %	△ $	△ %
Interest and fees on loans	$101,367	$101,275	$88,639	92	—%	12,728	14%
Taxable interest and dividends on securities	27,876	21,335	10,206	6,541	31%	17,670	173%
Non-taxable interest and dividends on securities	1,806	1,815	1,856	(9)	—%	(50)	(3)%
Interest on federal funds sold and other short-term investments	436	452	432	(16)	(4)%	4	1%
Total interest and dividend income	131,485	124,877	101,133	6,608	5%	30,352	30%
Interest expense:
Interest on deposits	3,322	2,398	1,002	924	39%	2,320	232%
Interest on borrowings	39	42	40	(3)	(7)%	(1)	(3)%
Total interest expense	3,361	2,440	1,042	921	38%	2,319	223%
Net interest income	128,124	122,437	100,091	5,687	5%	28,033	28%
Release of allowance for loan losses	(485)	(4,318)	(580)	3,833	(89)%	95	(16)%
Net interest income after release of allowance for loan losses	128,609	126,755	100,671	1,854	1%	27,938	28%
Noninterest income:
Insurance commissions	28,713	20,937	28,147	7,776	37%	566	2%
Service charges on deposit accounts	8,537	7,261	5,367	1,276	18%	3,170	59%
Trust and investment advisory fees	6,141	6,541	5,663	(400)	(6)%	478	8%
Debit card processing fees	2,945	3,169	2,749	(224)	(7)%	196	7%
Interest rate swap income	2,932	512	5,405	2,420	473%	(2,473)	(46)%
(Losses) income from investments held in rabbi trusts	(4,433)	4,444	1,846	(8,877)	(200)%	(6,279)	(340)%
Gains on sales of mortgage loans held for sale, net	169	561	1,479	(392)	(70)%	(1,310)	(89)%
(Losses) gains on sales of securities available for sale, net	(2,172)	—	1,164	(2,172)	—%	(3,336)	(287)%
Other	3,583	5,576	3,392	(1,993)	(36)%	191	6%
Total noninterest income	46,415	49,001	55,212	(2,586)	(5)%	(8,797)	(16)%
Noninterest expense:
Salaries and employee benefits	69,526	96,362	64,040	(26,836)	(28)%	5,486	9%
Office occupancy and equipment	11,614	16,194	8,217	(4,580)	(28)%	3,397	41%
Data processing	15,320	12,947	12,129	2,373	18%	3,191	26%
Professional services	4,701	9,866	4,148	(5,165)	(52)%	553	13%
Marketing	1,574	1,955	1,691	(381)	(19)%	(117)	(7)%
Loan expenses	1,168	1,229	1,847	(61)	(5)%	(679)	(37)%
Federal Deposit Insurance Corporation ("FDIC") insurance	1,412	1,237	948	175	14%	464	49%
Amortization of intangible assets	827	726	532	101	14%	295	55%
Other	2,724	3,086	497	(362)	(12)%	2,227	448%
Total noninterest expense	108,866	143,602	94,049	(34,736)	(24)%	14,817	16%
Income before income tax expense (benefit)	66,158	32,154	61,834	34,004	106%	4,324	7%
Income tax expense (benefit) (1)	14,642	(2,933)	14,171	17,575	(599)%	471	3%
Net income	51,516	35,087	47,663	16,429	47%	3,853	8%

Share data:
Earnings per share, basic	$0.30	$0.20	$0.28
Earnings per share, diluted	$0.30	$0.20	$0.28

(1) The net tax benefit amount for the quarter ended December 31, 2021 reflects the impact of the release of $11.3 million of the $12.0 million valuation allowance associated with the stock donation to the Eastern Bank Foundation made in the quarter ended December 31, 2020.

EASTERN BANKSHARES, INC. AND SUBSIDIARIES
AVERAGE BALANCES, INTEREST, YIELDS AND RATES, AND NET INTEREST MARGIN

	As of and for the three months ended
	Mar 31, 2022			Dec 31, 2021			Mar 31, 2021
(Unaudited, dollars in thousands)	Avg. Balance	Interest	Yield / Cost (5)	Avg. Balance	Interest	Yield / Cost (5)	Avg. Balance	Interest	Yield / Cost (5)
Interest-earning assets:
Loans (1):
Commercial	$8,973,094	$78,226	3.54%	$8,021,665	$80,326	3.97%	$7,317,951	$69,210	3.84%
Residential	1,937,494	14,471	3.03%	1,735,324	12,993	2.97%	1,393,139	11,274	3.28%
Consumer	1,293,489	10,450	3.28%	1,189,106	9,683	3.23%	1,105,698	8,937	3.28%
Total loans	12,204,077	103,147	3.43%	10,946,095	103,002	3.73%	9,816,788	89,421	3.69%
Investment securities	8,647,200	30,163	1.41%	7,336,783	23,633	1.28%	3,631,530	12,577	1.40%
Federal funds sold and other short-term investments	1,003,416	436	0.18%	1,201,223	452	0.15%	1,740,561	432	0.10%
Total interest-earning assets	21,854,693	133,746	2.48%	19,484,101	127,087	2.59%	15,188,879	102,430	2.73%
Non-interest-earning assets	1,436,702			1,373,219			1,120,603
Total assets	$23,291,395			$20,857,320			$16,309,482

Interest-bearing liabilities:
Deposits:
Savings	$2,076,754	$51	0.01%	$1,800,862	$61	0.01%	$1,300,057	$64	0.02%
Interest checking	4,596,026	2,032	0.18%	3,830,427	1,267	0.13%	2,391,025	234	0.04%
Money market	5,568,264	920	0.07%	4,743,313	788	0.07%	3,440,214	587	0.07%
Time deposits	481,833	319	0.27%	388,511	281	0.29%	251,115	117	0.19%
Total interest-bearing deposits	12,722,877	3,322	0.11%	10,763,113	2,397	0.09%	7,382,411	1,002	0.06%
Borrowings	30,669	39	0.52%	29,204	42	0.57%	25,625	40	0.63%
Total interest-bearing liabilities	12,753,546	3,361	0.11%	10,792,317	2,439	0.09%	7,408,036	1,042	0.06%
Demand deposit accounts	6,821,811			6,226,291			5,125,831
Other noninterest-bearing liabilities	442,591			415,481			358,087
Total liabilities	20,017,948			17,434,089			12,891,954
Shareholders' equity	3,273,447			3,423,231			3,417,528
Total liabilities and shareholders' equity	$23,291,395			$20,857,320			$16,309,482

Net interest income - FTE		$130,385			$124,648			$101,388
Net interest rate spread (2)			2.37%			2.50%			2.67%
Net interest-earning assets (3)	$9,101,147			$8,691,784			$7,780,843
Net interest margin - FTE (4)			2.42%			2.54%			2.71%

(1) Includes non-accrual loans.
(2) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.
(5) Presented on an annualized basis.

EASTERN BANKSHARES, INC. AND SUBSIDIARIES
ASSET QUALITY - NON-PERFORMING ASSETS (1)

	As of
	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021
(Unaudited, dollars in thousands)
Non-accrual loans:
Commercial	$17,919	$20,630	$29,166	$29,356	$30,275
Residential	8,256	6,681	7,185	6,445	8,127
Consumer	7,646	5,682	4,262	4,106	3,873
Total non-accrual loans	33,821	32,993	40,613	39,907	42,275
Total accruing loans past due 90 days or more (2):	—	1,990	1,458	1,725	1,679
Total non-performing loans	33,821	34,983	42,071	41,632	43,954
Other real estate owned	—	—	—	38	—
Other non-performing assets:	—	—	—	—	—
Total non-performing assets	$33,821	$34,983	$42,071	$41,670	$43,954
Total accruing troubled debt restructured loans	$32,016	$33,336	$34,723	$38,316	$39,367
Total non-performing loans to total loans	0.28%	0.29%	0.44%	0.43%	0.44%
Total non-performing assets to total assets	0.15%	0.15%	0.24%	0.24%	0.26%

(1) Non-performing assets are comprised of NPLs, OREO, and non-performing securities. NPLs consist of non-accrual loans and loans that are more than 90 days past due but still accruing interest. OREO consists of real estate properties, which primarily serve as collateral to secure the Company’s loans, that it controls due to foreclosure or acceptance of a deed in lieu of foreclosure.
(2) Loans that were past due 90 days or more and still accruing in prior quarters were comprised solely of purchased credit impaired (PCI) loans. PCI loans were not subject to classification as nonaccrual in the same manner as originated loans as their interest income related to the accretable yield recognized and not to contractual interest payments at the loan level. In connection with the Company’s adoption of CECL on January 1, 2022, all PCI loans are now considered purchased credit deteriorated (PCD) loans. Interest income recognition for PCD loans is consistent with originated loans and, therefore, PCD loans cease accruing interest at 90 days past due unless management believes that collateral held by the Company is clearly sufficient and in full satisfaction of both principal and interest. There were no PCD or originated loans at March 31, 2022 that were past due 90 days or more and still accruing.

EASTERN BANKSHARES, INC. AND SUBSIDIARIES
ASSET QUALITY - PROVISION, ALLOWANCE, AND NET CHARGE OFFS

	Three months ended
	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021
(Unaudited, dollars in thousands)
Average total loans	$12,204,077	$10,946,095	$9,528,522	$9,796,701	$9,816,788
Allowance for loan losses, beginning of the period	97,787	103,398	105,637	111,080	113,031
Total cumulative effect of change in accounting principle (1):	27,086	—	—	—	—
Charged-off loans:
Commercial and industrial	1	1,008	—	550	—
Commercial real estate	—	5	8	—	234
Commercial construction	—	—	—	—	—
Business banking	945	1,002	867	1,838	1,384
Residential real estate	—	35	—	—	—
Consumer home equity	—	24	—	—	—
Other consumer	661	666	742	275	364
Total charged-off loans	1,607	2,740	1,617	2,663	1,982
Recoveries on loans previously charged-off:
Commercial and industrial	250	873	40	13	9
Commercial real estate	14	—	—	4	—
Commercial construction	—	—	—	—	—
Business banking	928	399	469	291	365
Residential real estate	10	7	88	17	10
Consumer home equity	4	48	63	3	71
Other consumer	179	120	206	192	156
Total recoveries	1,385	1,447	866	520	611
Net loans charged-off (recoveries):
Commercial and industrial	(249)	135	(40)	537	(9)
Commercial real estate	(14)	5	8	(4)	234
Commercial construction	—	—	—	—	—
Business banking	17	603	398	1,547	1,019
Residential real estate	(10)	28	(88)	(17)	(10)
Consumer home equity	(4)	(24)	(63)	(3)	(71)
Other consumer	482	546	536	83	208
Total net loans charged-off	222	1,293	751	2,143	1,371
Release of allowance for loan losses	(485)	(4,318)	(1,488)	(3,300)	(580)
Total allowance for loan losses, end of period (2)	$124,166	$97,787	$103,398	$105,637	$111,080
Net charge-offs to average total loans outstanding during this period (3)	0.01%	0.05%	0.03%	0.09%	0.06%
Allowance for loan losses as a percent of total loans	1.02%	0.80%	1.09%	1.10%	1.12%
Allowance for loan losses as a percent of nonperforming loans	367.13%	279.53%	245.77%	253.74%	252.72%

(1) Represents the adjustment needed to reflect the cumulative day one impact pursuant to the Company’s adoption of ASU 2016-13 (i.e., cumulative effect adjustment related the adoption of ASU 2016-13 as of January 1, 2022). The adjustment represents a $27.1 million increase to the allowance for loan losses attributable to the change in accounting methodology which requires the estimation of the allowance for credit losses resulting from the Company’s adoption of the standard. The adjustment also includes the adjustment needed to reflect the day one reclassification of the Company’s financial assets that were previously classified as purchase credit-impaired ("PCI") financial assets as purchased credit-deteriorated ("PCD") financial assets and the associated gross-up of $0.1 million, pursuant to the Company’s adoption of ASU 2016-13.
(2) The balance of accrued interest receivable excluded from amortized cost and the calculation of the allowance for credit losses amounted to $31.1 million at March 31, 2022.
(3) Presented on an annualized basis.

APPENDIX A: Reconciliation of Non-GAAP Earnings Metrics

For information on non-GAAP financial measures, please see the section titled "Non-GAAP Financial Measures."

	Three Months Ended
(Unaudited, dollars in thousands, except share data)	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021

Net income (GAAP)	$51,516	$35,087	$37,106	$34,809	$47,663
Add:
Noninterest income components:
Losses (income) from investments held in rabbi trusts	4,433	(4,444)	289	(4,216)	(1,846)
Losses (gains) on sales of securities available for sale, net	2,172	—	(1)	(1)	(1,164)
Losses (gains) on sales of other assets	274	(34)	(490)	(29)	(18)
Noninterest expense components:
Rabbi trust employee benefit (income) expense	(2,087)	2,519	(53)	2,063	986
Impairment charge (reversal) on tax credit investments	—	116	1,133	(1,419)	—
Gain on sale of OREO	—	—	(87)	—	—
Merger and acquisition expenses	34	30,652	740	3,479	589
Settlement and expenses for putative consumer class action matters	—	—	—	3,325	—
Total impact of non-GAAP adjustments	4,826	28,809	1,531	3,202	(1,453)
Less net tax benefit (expense) associated with non-GAAP adjustments (1)	1,235	19,036	1,246	914	(327)
Non-GAAP adjustments, net of tax	$3,591	$9,773	$285	$2,288	$(1,126)
Operating net income (non-GAAP)	$55,107	$44,860	$37,391	$37,097	$46,537

Weighted average common shares outstanding during the period (2):
Basic	169,857,950	172,246,799	172,298,615	172,173,707	172,049,044
Diluted	169,968,156	172,481,829	172,298,615	172,173,707	172,049,044

Earnings per share, basic	$0.30	$0.20	$0.22	$0.20	$0.28
Earnings per share, diluted	$0.30	$0.20	$0.22	$0.20	$0.28

Operating earnings per share, basic (non-GAAP)	$0.32	$0.26	$0.22	$0.22	$0.27
Operating earnings per share, diluted (non-GAAP)	$0.32	$0.26	$0.22	$0.22	$0.27

Return on average assets (3)	0.90%	0.67%	0.84%	0.83%	1.19%
Add:
Losses (income) from investments held in rabbi trusts (3)	0.08%	(0.08)%	0.01%	(0.10)%	(0.05)%
Losses (gains) on sales of securities available for sale, net (3)	0.04%	—%	0.00%	0.00%	(0.03)%
Losses (gains) on sales of other assets (3)	0.00%	0.00%	(0.01)%	0.00%	0.00%
Rabbi trust employee benefit (income) expense (3)	(0.04)%	0.05%	0.00%	0.05%	0.02%
Impairment charge (reversal) on tax credit investments (3)	—%	0.00%	0.03%	(0.03)%	—%
Gain on sale of OREO (3)	—%	—%	0.00%	—%	—%
Merger and acquisition expenses (3)	0.00%	0.58%	0.02%	0.08%	0.01%
Settlement and expenses for putative consumer class action matters (3)	—%	—%	—%	0.08%	—%
Less net tax benefit (expense) associated with non-GAAP adjustments (1) (3)	0.02%	0.36%	0.03%	0.02%	(0.01)%
Operating return on average assets (non-GAAP) (3)	0.96%	0.86%	0.86%	0.89%	1.15%

Return on average shareholders' equity (3)	6.38%	4.07%	4.27%	4.10%	5.66%
Add:
Losses (income) from investments held in rabbi trusts (3)	0.55%	(0.52)%	0.03%	(0.50)%	(0.22)%
Losses (gains) on sales of securities available for sale, net (3)	0.27%	—%	0.00%	0.00%	(0.14)%
Losses (gains) on sale of other assets (3)	0.03%	0.00%	(0.06)%	0.00%	0.00%
Rabbi trust employee benefit (income) expense (3)	(0.26)%	0.29%	(0.01)%	0.24%	0.12%
Impairment charge (reversal) on tax credit investments (3)	0.00%	0.01%	0.13%	(0.17)%	0.00%
Gain on sale of OREO (3)	—%	—%	(0.01)%	—%	—%
Merger and acquisition expenses (3)	0.00%	3.55%	0.09%	0.41%	0.07%
Settlement and expenses for putative consumer class action matters (3)	—%	—%	—%	0.39%	—%
Less net tax benefit (expense) associated with non-GAAP adjustments (1) (3)	0.15%	2.21%	0.14%	0.11%	(0.04)%
Operating return on average shareholders' equity (non-GAAP) (3)	6.82%	5.19%	4.30%	4.36%	5.53%

(1) The net tax benefit (expense) associated with these items is determined by assessing whether each item is included or excluded from net taxable income and applying our combined statutory tax rate only to those items included in net taxable income. The net tax benefit amount for the quarter ended December 31, 2021 reflects the impact of the release of $11.3 million of the $12.0 million valuation allowance associated with the stock donation to the Eastern Bank Foundation made in the quarter ended December 31, 2020.
(2) Shares held by the Company’s ESOP that have not been allocated to employees in accordance with the terms of the ESOP are not deemed outstanding for earnings per share calculations.
(3) Presented on an annualized basis.

APPENDIX B: Reconciliation of Non-GAAP Operating Revenues and Expenses

For information on non-GAAP financial measures, please see the section titled "Non-GAAP Financial Measures."

	Three Months Ended
	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021
(Unaudited, dollars in thousands)
Net interest income (GAAP)	$128,124	$122,437	$102,691	$104,608	$100,091
Add:
Tax-equivalent adjustment (non-GAAP)	2,261	2,211	1,316	1,269	1,297
Fully-taxable equivalent net interest income (non-GAAP)	$130,385	$124,648	$104,007	$105,877	$101,388

Noninterest income (GAAP)	$46,415	$49,001	$43,209	$45,733	$55,212
Less:
(Losses) income from investments held in rabbi trusts	(4,433)	4,444	(289)	4,216	1,846
(Losses) gains on sales of securities available for sale, net	(2,172)	—	1	1	1,164
(Losses) gains on sales of other assets	(274)	34	490	29	18
Noninterest income on an operating basis (non-GAAP)	$53,294	$44,523	$43,007	$41,487	$52,184

Noninterest expense (GAAP)	$108,866	$143,602	$98,970	$107,335	$94,049
Less:
Rabbi trust employee benefit (income) expense	(2,087)	2,519	(53)	2,063	986
Impairment charge (reversal) on tax credit investments	—	116	1,133	(1,419)	—
Gain on sale of OREO	—	—	(87)	—	—
Merger and acquisition expenses	34	30,652	740	3,479	589
Settlement and expenses for putative consumer class action matters	—	—	—	3,325	—
Noninterest expense on an operating basis (non-GAAP)	$110,919	$110,315	$97,237	$99,887	$92,474

Total revenue (GAAP)	$174,539	$171,438	$145,900	$150,341	$155,303
Total operating revenue (non-GAAP)	$183,679	$169,171	$147,014	$147,364	$153,572

Efficiency ratio (GAAP)	62.37%	83.76%	67.83%	71.39%	60.56%
Operating efficiency ratio (non-GAAP)	60.39%	65.21%	66.14%	67.78%	60.22%

Noninterest income / total revenue (GAAP)	26.59%	28.58%	29.62%	30.42%	35.55%
Noninterest income / total revenue on an operating basis (non-GAAP)	29.01%	26.32%	29.25%	28.15%	33.98%

APPENDIX C: Reconciliation of Non-GAAP Capital Metrics

For information on non-GAAP financial measures, please see the section titled "Non-GAAP Financial Measures."

	As of
	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021
(Unaudited, dollars in thousands, except share data)
Tangible shareholders' equity:
Total shareholders' equity (GAAP)	$3,008,392	$3,406,352	$3,429,292	$3,430,622	$3,387,045
Less: Goodwill and other intangibles	654,759	649,703	379,772	380,402	376,002
Tangible shareholders' equity (non-GAAP)	2,353,633	2,756,649	3,049,520	3,050,220	3,011,043

Tangible assets:
Total assets (GAAP)	22,836,072	23,512,128	17,461,223	17,047,453	16,726,795
Less: Goodwill and other intangibles	654,759	649,703	379,772	380,402	376,002
Tangible assets (non-GAAP)	$22,181,313	$22,862,425	$17,081,451	$16,667,051	$16,350,793

Shareholders' equity to assets ratio (GAAP)	13.17%	14.49%	19.64%	20.12%	20.25%
Tangible shareholders' equity to tangible assets ratio (non-GAAP)	10.61%	12.06%	17.85%	18.30%	18.42%

Common shares outstanding	183,438,711	186,305,332	186,758,154	186,758,154	186,758,154

Book value per share (GAAP)	$16.40	$18.28	$18.36	$18.37	$18.14
Tangible book value per share (non-GAAP)	$12.83	$14.80	$16.33	$16.33	$16.12

APPENDIX D: Reconciliation of Non-GAAP Credit Metrics

For information on non-GAAP financial measures, please see the section titled "Non-GAAP Financial Measures."

	As of
(Unaudited, dollars in thousands)	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021

Total loans excluding PPP loans:
Total loans (GAAP) (1)	$12,157,769	$12,255,068	$9,481,458	$9,591,336	$9,883,802
Less: PPP loans (1)	137,307	321,215	514,018	799,964	1,210,598
Total loans excluding PPP loans (non-GAAP)	$12,020,462	$11,933,853	$8,967,440	$8,791,372	$8,673,204

Total nonperforming loans (NPLs) (GAAP)	$33,821	$34,983	$42,071	$41,632	$43,954

Total NPLs / total loans (GAAP)	0.28%	0.29%	0.44%	0.43%	0.44%
Total NPLs / total loans (excl. PPP loans) (non-GAAP)	0.28%	0.29%	0.47%	0.47%	0.51%

Allowance for loan losses (ALLL) (GAAP)	$124,166	$97,787	$103,398	$105,637	$111,080

ALLL / total loans (GAAP)	1.02%	0.80%	1.09%	1.10%	1.12%
ALLL / total loans (excl. PPP loans) (non-GAAP)	1.03%	0.82%	1.15%	1.20%	1.28%

	As of and for the three months ended
(Unaudited, dollars in thousands)	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021

Average total loans excluding PPP Loans:
Average total loans (GAAP)	$12,204,077	$10,946,095	$9,528,522	$9,796,701	$9,816,788
Less: Average PPP loans	219,198	419,894	649,443	1,073,688	1,131,516
Average total loans excluding PPP loans (non-GAAP)	$11,984,879	$10,526,201	$8,879,079	$8,723,013	$8,685,272

Total net loans charged-off (NCOs) (GAAP)	$222	$1,293	$751	$2,143	$1,371

NCOs / Average total loans (GAAP) (2)	0.01%	0.05%	0.03%	0.09%	0.06%
NCOs / Average total loans (excl. PPP loans) (non-GAAP) (2)	0.01%	0.05%	0.03%	0.10%	0.06%

(1) Includes unamortized premiums, net of unearned discounts and deferred fees.
(2) Presented on an annualized basis.

APPENDIX E: Tangible Shareholders’ Equity Roll Forward Analysis

For information on non-GAAP financial measures, please see the section titled "Non-GAAP Financial Measures."

	As of		Mar 31, 2022 change from
	Mar 31, 2022	Dec 31, 2021	Dec 31, 2021
(Unaudited, dollars in thousands, except per share amounts)
Common stock	$1,834	$1,863	$(29)
Additional paid in capital	1,777,670	1,835,241	(57,571)
Unallocated ESOP common stock	(141,455)	(142,709)	1,254
Retained earnings	1,782,997	1,768,653	14,344
AOCI, net of tax - available for sale securities	(410,611)	(58,586)	(352,025)
AOCI, net of tax - pension	(5,595)	(5,471)	(124)
AOCI, net of tax - cash flow hedge	3,552	7,361	(3,809)
Total shareholders' equity:	$3,008,392	$3,406,352	$(397,960)
Less: Goodwill and other intangibles	654,759	649,703	5,056
Tangible shareholders' equity (non-GAAP)	$2,353,633	$2,756,649	$(403,016)

Common shares outstanding	183,438,711	186,305,332	(2,866,621)

Per share:
Common stock	$0.01	$0.01	$—
Additional paid in capital	9.69	9.85	(0.16)
Unallocated ESOP common stock	(0.77)	(0.77)	(0.01)
Retained earnings	9.72	9.49	0.23
AOCI, net of tax - available for sale securities	(2.24)	(0.31)	(1.92)
AOCI, net of tax - pension	(0.03)	(0.03)	—
AOCI, net of tax - cash flow hedge	0.02	0.04	(0.02)
Total shareholders' equity:	$16.40	$18.28	$(1.88)
Less: Goodwill and other intangibles	3.57	3.49	0.08
Tangible shareholders' equity (non-GAAP)	$12.83	$14.80	$(1.97)